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                                  EXHIBIT 4.1







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                      NONQUALIFIED STOCK OPTION AGREEMENT

        THIS NONQUALIFIED STOCK OPTION AGREEMENT is entered into July 31, 1995, between Uranium Resources, Inc., a Delaware corporation (the "Company"), and Wallace M. Mays, an individual (the "Optionee"), with reference to the following facts:

        A.      the Company desires to grant an option to Optionee; and

        B.      Optionee desires to accept such option.

        NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

        1.      Grant of Option.

                The Company hereby grants to Optionee an irrevocable option to purchase up to 50,000 shares of the Common Stock of the Company (the "Shares") at a price of $4.75 per Share. This option shall expire at 5:00 p.m. Central time, on May 31, 1998.

        2.      Exercise of Option.

                Subject to Optionee's compliance with the terms of the letter agreement between the Company and Optionee dated July 31, 1995, a copy of which is attached hereto (the "Letter Agreement"), this option may be exercised by delivery of written notice to the Company stating the number of Shares with respect to which the option is being exercised, together with full payment of the purchase price therefor. Payment shall be made in cash or by certified check or by bank cashiers' check. The Optionee hereby agrees to pay to the Company at the time such written notice is delivered to the Company any federal, state, or local taxes of any kind required by law to be withheld with respect to the option granted hereunder. If the Optionee does not make such payment to the Company, the Company shall have the right to deduct from any payment of any kind otherwise due to the Optionee from the Company, any such federal, state, or local taxes of any kind required by law to be so withheld. Breach (as determined by a final non-appealable court order) by Optionee of the Letter Agreement shall render this option null and void.

        3.      Reserved Shares.

                The Company has duly reserved for issuance a number of authorized but unissued shares adequate to fulfill its obligations under this agreement. During the term of this agreement the Company shall take such action as may be necessary to maintain at




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all times an adequate number of shares reserved for issuance or treasury shares to fulfill its obligations hereunder.

     4.     Assignment or Transfer.

            This option may not be assigned or transferred without the prior written consent of the Company, except pursuant to the laws of descent and distribution.

     5.     Compliance with Law.

            This option shall not be exercised, and no Shares shall be issued in respect hereof, unless (a) in compliance with federal and applicable state securities or other laws and (b) the Company obtains any approval or other clearance from any federal or state governmental agency which the Company in its sole discretion shall determine to be necessary or advisable.

     7.     Legends and Representations.

            (a) The certificates evidencing Shares purchased pursuant to this option shall bear any legends deemed necessary by the Company.

            (b) As a condition to the exercise of this option, Optionee will deliver to the Company such signed representations as may be necessary, in the opinion of counsel satisfactory to the Company, for compliance with applicable federal and state securities law.

     8.     Notice.

            All notices or other communications desired to be given hereunder shall be in writing and shall be deemed to have been duly given upon receipt, if personally delivered, or on the third business day following mailing by United States first class mail, postage prepaid, and addressed as follows:

If to the Company:     Paul Willmott, President
                       Uranium Resources, Inc.
                       12750 Merit Drive, Suite 1020
                       Lock Box 12
                       Dallas, Texas 75251

If to Optionee:        Wallace M. Mays
                       303 East 17th Avenue, Suite 700
                       Denver, Colorado 80203

or to such other address as either party shall give to the other in the manner set forth above.


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         9.     Tax Treatment.

                Optionee acknowledges that the tax treatment of this option, Shares subject to this option or any events or transactions with respect thereto may be dependent upon various factors or events which are not determined by this Agreement. The Company makes no representations with respect to and hereby disclaims all responsibility as to such tax treatment.

        10.     Nonqualified Status.

                This option is not intended to be an "Incentive Stock Option" as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and it shall not be treated as an Incentive Stock Option, whether or not, by its terms, it meets the requirements of Section 422.

        11.     Adjustments.

                The number of shares of Common Stock covered by the Option, as well as the price per share of Common Stock covered by the Option, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock of the Company.

                In the event of the proposed merger or consolidation of the Company or dissolution or liquidation of the Company, the Board shall notify the Optionee at least thirty (30) days prior to such proposed action. To the extent it has not been previously exercised, the option will terminate immediately prior to the consummation of such proposed action.

        IN WITNESS WHEREOF, the Company and Optionee have executed this Stock Option Agreement effective as of the date first set forth above.

The Company

URANIUM RESOURCES, INC.


By: /s/ PAUL WILLMOTT
    --------------------------
Title: President




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The Optionee

Wallace M. Mays


   /s/    WALLACE M. MAYS
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